EXHIBIT 99.1

Civista Bancshares, Inc. Announces Third Quarter 2024 Financial Results of $0.53 per Common Share

Sandusky, Ohio, October 29, 2024 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced its unaudited financial results for the three- and nine-month periods ending September 30, 2024.

Third quarter and year-to-date 2024 highlights:

•
Net income of $8.4 million, or $0.53 per diluted share, for the third quarter of 2024, compared to $10.4 million, or $0.66 per diluted share, for the third quarter of 2023.
•
Net income of $21.8 million, or $1.39 per diluted share, compared to $33.3 million, or $2.12 per diluted share, for the nine months ended September 30, 2024 and 2023, respectively.
•
Replaced nearly $5.7 million in non-interest income, for the nine months ended September 30, 2024 compared to the same period in 2023. This includes reductions in overdraft fees ($1.8 million), tax refund processing revenue ($2.4 million), and the 2023 MasterCard renewal fee ($1.5 million). Despite these decreases, non-interest income for the nine months ended September 30, 2024, is $0.4 million higher than the same period in 2023.
•
Cost of deposits of 218 basis points and total funding costs of 261 basis points for the quarter.
•
Based on the September 30, 2024, market close share price of $17.82, the $0.16 third quarter dividend is equivalent to an annualized yield of 3.59% and a dividend payout ratio of 30.2%.

CEO Commentary:

“We're pleased with our third-quarter earnings and performance. This quarter, we maintained a disciplined approach to loan and deposit pricing and effectively implemented our downward beta strategy. We also launched some of our deposit initiatives, that better aligned our lending and core funding. As a result, we increased deposits by $246 million and reduced wholesale borrowings by $213 million, contributing to an Earnings Per Share of $0.53, up from $0.45 last quarter.”, said Dennis G. Shaffer, CEO and President of Civista.

"Our credit quality remains strong, as we continue to support lending and deepen our customer relationships. We're committed to meeting the rising demand for housing and construction financing, ensuring we address the needs of our customers and communities. With a strong third quarter coupled with the inflection in our net interest margin, we're well positioned for a strong finish to 2024.", Shaffer commented.

Results of Operations:

For the three-month periods ended September 30 and June 30, 2024 and September 30, 2023

Net interest income increased $1.5 million, or 5.3%, for the third quarter of 2024 compared to the second quarter of 2024.

Interest income increased $2.1 million attributed to average interest-earning assets increasing $86 million coupled with a 6 basis point increase in asset yield.

The increase in interest income was partially offset by a $0.7 million increase in interest expenses. This was due to $246 million growth in deposits ($139 million in average balances) and a $214 million reduction in FHLB borrowings ($53 million in average balances), resulting in a net increase of $86 million in average interest-bearing liabilities when comparing Q3 2024 to Q2 2024.

When comparing the third quarter of 2024 to the same period of 2023. Net interest income declined $2.3 million. Interest income increased $6.1 million while interest expense increased $8.4 million.

Net interest margin decreased 53 basis points to 3.16% for the third quarter of 2024, compared to 3.69% for the same period a year ago.

The increase in interest income was primarily due to a 30-basis point increase in interest-earning asset yield, which led to $2.6 million of the increase in interest income. Additionally, a $325.7 million increase in average interest-earning assets led to $4.4 million of the increase in interest income.

Interest expense increased $8.4 million for the third quarter of 2024, compared to the same period last year. The average rate paid on interest-bearing liabilities increased 78 basis points, while average interest-bearing liabilities increased $583.9 million. The increase in interest-bearing liabilities was $320.3 million in time-deposits, $118.9 million in demand and savings, and $154.5 million in short-term borrowings to fund growth. This shift in the funding mix, as well as rising rates, is driving the increase in the funding rate. The 78-basis point increase in funding yield led to $4.5 million additional interest expense. Additionally, the $583.9 million of additional funds led to $4.7 million of additional interest expense. Interest-bearing deposit costs have increased 65.6% compared to a year ago.

Average Balance Analysis
(Unaudited - Dollars in thousands)

	Three Months Ended September 30,
	2024			2023
	Average		Yield/	Average		Yield/
Assets:	balance	Interest	rate *	balance	Interest	rate *
Interest-earning assets:
Loans **	$3,031,884	46,899	6.15%	$2,679,679	$40,547	5.88%
Taxable securities ***	363,584	3,258	3.24%	359,154	2,999	2.95%
Non-taxable securities ***	291,254	2,369	3.83%	286,048	2,336	3.77%
Federal funds sold	-	-	0.00%	-	-	0.00%
Interest-bearing deposits in other banks	19,144	215	4.47%	55,288	719	5.16%
Total interest-earning assets ***	$3,705,866	$52,741	5.64%	$3,380,169	$46,601	5.34%
Noninterest-earning assets:
Cash and due from financial institutions	36,868			22,542
Premises and equipment, net	51,342			50,999
Accrued interest receivable	13,802			11,673
Intangible assets	134,083			128,215
Bank owned life insurance	63,190			53,879
Other assets	57,856			64,008
Less allowance for loan losses	(40,068)			(34,283)
Total Assets	$4,022,939			$3,677,202

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Demand and savings	$1,452,850	$4,074	1.12%	$1,333,903	$2,189	0.65%
Time	952,369	12,853	5.37%	632,111	7,395	4.64%
Short-term FHLB borrowings	388,022	5,328	5.46%	233,547	4,061	5.51%
Long-term FHLB borrowings	1,697	10	2.34%	2,644	15	2.25%
Other borrowings	-	-	0.00%	8,026	198	9.91%
Subordinated debentures	104,040	1,243	4.75%	103,894	1,239	4.73%
Repurchase agreements	-	-	0.00%	993	-	0.00%
Total interest-bearing liabilities	$2,898,978	$23,508	3.23%	$2,315,118	$15,097	2.45%
Noninterest-bearing deposits	687,364			980,835
Other liabilities	55,205			33,040
Shareholders' equity	381,392			348,209
Total Liabilities and Shareholders' Equity	$4,022,939			$3,677,202

Net interest income and interest rate spread		$29,233	2.42%		$31,504	2.89%

Net interest margin ***			3.16%			3.69%

* - Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $630 thousand and $621 thousand for the periods ended September 30, 2024 and 2023, respectively.

** - Average balance includes nonaccrual loans

*** - Average yield on investments were calculated by adjusting the average balances of taxable and nontaxable securities by unrealized losses of $57.2 million and $69.2 million, respectively. These adjustments were also made when calculating the yield on earning assets and the margin.

For the nine-month periods ended September 30, 2024 and 2023

Net interest income decreased $10.1 million, or 10.6%, compared to the same period in 2023.

Interest income increased $22.8 million, or 17.5%, for the nine months of 2024 compared to the same period of 2023. Average interest-earning assets increased $342.2 million. Average yields increased 32 basis points. The increase in volume is due to organic loan growth.

Interest expense increased $32.9 million, or 93.4%, for the nine months of 2024 compared to the same period of 2023. Average rate paid on interest-bearing liabilities increased 117 basis points compared to 2023. Average interest-bearing liabilities increased $540.3 million for the nine months of 2024 compared to the same period of 2023. Demand, Savings and Time deposits increased $461.2 million, collectively, and FHLB borrowings increased $102.5 million for the the nine months of 2024 compared to the same period of 2023 to fund growth.

Net interest margin decreased of 72 basis points to 3.16% for the nine months of 2024, compared to 3.88% for the same period a year ago.

Average Balance Analysis
(Unaudited - Dollars in thousands)

	Nine Months Ended September 30,
	2024			2023
	Average		Yield/	Average		Yield/
Assets:	balance	Interest	rate *	balance	Interest	rate *
Interest-earning assets:
Loans **	$2,959,031	$136,330	6.15%	$2,607,632	$114,108	5.85%
Taxable securities ***	355,329	9,262	3.12%	367,946	8,817	2.89%
Non-taxable securities ***	291,589	7,116	3.85%	285,250	6,917	3.79%
Interest-bearing deposits in other banks	20,419	754	4.93%	23,382	818	4.67%
Total interest-earning assets ***	$3,626,368	$153,462	5.61%	$3,284,210	$130,660	5.29%
Noninterest-earning assets:
Cash and due from financial institutions	34,807			33,918
Premises and equipment, net	53,318			58,338
Accrued interest receivable	13,254			11,176
Intangible assets	134,474			133,154
Bank owned life insurance	62,176			53,796
Other assets	61,225			61,669
Less allowance for loan losses	(38,876)			(33,138)
Total Assets	$3,946,746			$3,603,123

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Demand and savings	$1,392,082	$11,113	1.07%	$1,360,692	$4,818	0.47%
Time	927,306	37,305	5.37%	497,458	15,532	4.17%
Short-term FHLB borrowings	385,801	15,921	5.51%	282,214	10,617	5.03%
Long-term FHLB borrowings	2,000	35	2.34%	3,062	51	2.23%
Other borrowings	-	-	0.00%	11,953	587	6.57%
Subordinated debentures	103,999	3,732	4.79%	103,854	3,607	4.67%
Repurchase agreements	-	-	0.00%	11,611	4	0.05%
Total interest-bearing liabilities	$2,811,188	$68,106	3.24%	$2,270,844	$35,216	2.07%
Noninterest-bearing deposits	702,696			941,842
Other liabilities	60,282			44,739
Shareholders' equity	372,580			345,698
Total Liabilities and Shareholders' Equity	$3,946,746			$3,603,123

Net interest income and interest rate spread		$85,356	2.37%		$95,444	3.22%

Net interest margin ***			3.16%			3.88%

* - Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $1.9 million and $1.8 million for the periods ended September 30, 2024 and 2023, respectively.

** - Average balance includes nonaccrual loans

*** - 2024 and 2023 average yield on investments were calculated by adjusting the average balances of taxable and nontaxable securities by unrealized losses of $61.9 million and $64.3 million, respectively. These adjustments were also made when calculating the yield on earning assets and the margin.

Provision for credit losses for the third quarter of 2024 was $1.3 million compared to $0.6 million for the third quarter of 2023. Provision for unfunded commitments for the third quarter of 2024 was (-$0.3) million compared to $0.1 million for the third quarter of 2023.

Year-to-date 2024 provision for credit losses (including provision for unfunded commitments) was $4.7 million compared to $2.7 million for the same period of 2023.

The Allowance to total loans ratio as of September 30, 2024 was 1.36%, up from 1.32% on June 30, 2024 and up from 1.30% at December 31, 2023. The increased reserve requirement is attributed to longer expected lives of certain loans due to slower expected prepayments of lower interest rate loans in this higher interest rate environment.

For the third quarter of 2024, noninterest income totaled $9.7 million, a decrease of $0.9 million or 8.1% from second quarter 2024 and an increase of $1.6 million, or 19.2%, compared to the prior year’s third quarter.

Noninterest income
(unaudited - dollars in thousands)	Three months ended September 30,
	2024	2023	$ change	% change
Service charges	$1,595	$1,853	$(258)	-13.9%
Net gain/(loss) on equity securities	223	69	154	223.2%
Net gain on sale of loans	1,427	787	640	81.3%
ATM/Interchange fees	1,402	1,424	(22)	-1.5%
Wealth management fees	1,443	1,197	246	20.6%
Lease revenue and residual income	2,428	1,913	515	26.9%
Bank owned life insurance	717	266	451	169.5%
Swap fees	(14)	21	(35)	-166.7%
Other	465	595	(130)	-21.8%
Total noninterest income	$9,686	$8,125	$1,561	19.2%

Service charges for the third quarter of 2024 decreased year over year as we have eliminated our representment fee as well as reduced our overdraft charges, the effect of which was partially offset by an increase in service fees in consumer and treasury management.

Net gain/(loss) on equity securities change was the result of a market valuation adjustment.

Net gain on sale of loans includes gain/loss on sale of mortgages, adjustments to mortgage service rights (MSR), and gain/loss on sales of loans and leases from the Civista Leasing and Finance division; which continues to provide a strong and consistent revenue source for Civista.

Wealth management fees increased from organic growth in the trust and investment services business.

Lease revenue and residual income increased as we shifted away from operating leases to more finance leases, resulting in residual and lease rental income.

Income from Bank Owned Life Insurance (BOLI) increased due to a death benefit on an insured individual in the third quarter of 2024.

Other income decreased in the third quarter which includes loan fees, loan servicing fees, and leasing rental income.

For the nine months ended September 30, 2024, noninterest income totaled $28.7 million, an increase of $391 thousand, or 1.4%, compared to the same period in the prior year. This reflects the replacement of the tax refund processing business exited in 2023.

Noninterest income
(unaudited - dollars in thousands)	Nine months ended September 30,
	2024	2023	$ change	% change
Service charges	$4,523	$5,457	$(934)	-17.1%
Net gain/(loss) on equity securities	156	(169)	325	192.3%
Net gain on sale of loans	3,179	2,033	1,146	56.4%
ATM/Interchange fees	4,201	4,227	(26)	-0.6%
Wealth management fees	4,055	3,570	485	13.6%
Lease revenue and residual income	7,630	6,160	1,470	23.9%
Bank owned life insurance	1,434	830	604	72.8%
Swap fees	165	198	(33)	-16.7%
Tax Refund Processing Fee	-	2,375	(2,375)	-100.0%
Other	3,390	3,661	(271)	-7.4%
Total noninterest income	$28,733	$28,342	$391	1.4%

Service charges for the first nine months of 2024 decreased resulting from the elimination of our representment fee and reducing our overdraft charges, the effect of which was partially offset by an increase in service fees in consumer and treasury management.

Net gain/loss on equity securities change was the result of a market valuation adjustment.

Net gain on sale of loans increased primarily due to an increase in the volume of mortgage and Civista Leasing and Finance leases as well as loans sold.

Wealth management fees increased from organic growth in the trust and investment services business.

Lease revenue and residual income increased from prior year as we shifted from operating leases to more finance leases, resulting in residual and lease rental income; as the Civista Leasing and Finance business continues to increase.

Income from Bank Owned Life Insurance (BOLI) increased due to death benefit on an insured individual in 2024.

Tax Refund Processing Fee income is now zero as we exited our relationship with a third-party processor that was in the tax refund processing business.

Other income – includes $1.1 million of loan and loan servicing fees and $1.3 million of leasing rental income. 2023 includes a $1.5 million fee collected with the renewal of the company's contract with MasterCard.

For the third quarter of 2024, noninterest expense totaled $28.0 million, a decrease of $0.6 million or 2.0% when compared to the second quarter of 2024. When compared to the prior years' third quarter, noninterest expense increased $1.4 million, or 5.1%.

Noninterest expense
(unaudited - dollars in thousands)	Three months ended September 30,
	2024	2023	$ change	% change
Compensation expense	$15,726	$14,054	$1,672	11.9%
Net occupancy Expense	1,293	1,368	$(75)	-5.5%
Contracted data processing	636	651	$(15)	-2.3%
Taxes and assessments	1,040	1,028	$12	1.2%
Professional services	1,134	1,010	$124	12.3%
Equipment Maint/Depr	2,345	2,687	$(342)	-12.7%
ATM/Interchange expense	805	788	$17	2.2%
Marketing	716	497	$219	44.1%
Sponsorships	39	381	$(342)	-89.8%
Communications	354	384	$(30)	-7.8%
Insurance Expense	634	635	$(1)	-0.2%
Software maintenance expense	1,239	1,103	$136	12.3%
Other	2,020	2,036	$(16)	-0.8%
Total noninterest expense	$27,981	$26,622	$1,359	5.1%

Compensation expense increased primarily due to a merit increases, employee insurance, and other payroll-related expenses. The quarter-to-date average number of full time equivalent (FTE) employees was 526 at September 30, 2024, compared with an average number of 528 for the same period in 2023.

Equipment maintenance and depreciation expense decreased $342 thousand primarily due to depreciation associated with Civista Leasing and Finance as operating leases mature.

Software maintenance expense increased $136 thousand due to increases in both software maintenance contracts as well as the implementation of the new digital banking platform.

In the third quarter of 2024, other expenses include a $0.8 million reserve to address a reconciling item related to a system conversion, which is expected to be completed in the fourth quarter of 2024.

The efficiency ratio was 70.2% for the quarter ended September 30, 2024, compared to 65.6% for the quarter ended September 30, 2023. The change in the efficiency ratio is primarily due to a 5.3% increase in noninterest expenses and a 7.2% decrease in net interest income; partially offset by a 19.2% increase in noninterest income.

Civista’s effective income tax rate for the third quarter of 2024 was 15.6% compared to 15.2% in the third quarter of 2023.

For the nine months ended September 30, 2024, noninterest expense totaled $84.2 million, an increase of $2.5 million, or 3.1%, compared to the same period in the prior year.

Noninterest expense
(unaudited - dollars in thousands)	Nine months ended September 30,
	2024	2023	$ change	% change
Compensation expense	$46,922	$44,137	$2,785	6.3%
Net occupancy and equipment	3,959	4,096	(137)	-3.3%
Contracted data processing	1,740	1,730	10	0.6%
Taxes and assessments	3,036	2,985	51	1.7%
Professional services	3,532	3,804	(272)	-7.2%
Equipment Maint/Depr	7,313	8,213	(900)	-11.0%
ATM/Interchange expense	2,452	2,340	112	4.8%
Marketing	1,640	1,542	98	6.4%
Sponsorships	1,300	1,102	198	18.0%
Communications	1,069	1,283	(214)	-16.7%
Insurance Expense	1,902	1,853	49	2.6%
Software maintenance expense	3,685	3,145	540	17.2%
Other	5,675	5,473	202	3.7%
Total noninterest expense	$84,225	$81,703	$2,522	3.1%

Compensation expense increased primarily due to merit increases, employee insurance, and other payroll-related expenses. The year-to-date average number of full time equivalent (FTE) employees was 534 for the nine-months ended September 30, 2024, compared with an average number of 531 for the same period in 2023.

Equipment maintenance and depreciation expense decreased by $900 thousand, primarily from a decrease of $785 thousand in depreciation of equipment on operating leases as operating leases mature.

Software maintenance expense increased due to increases in both software maintenance contracts as well as the implementation of the new digital banking platform.

The efficiency ratio was 71.7% for the nine months ended September 30, 2024 compared to 64.5% for the nine months ended September 30, 2023. The change in the efficiency ratio is primarily due to an 3.2% increase in noninterest expense and a 10.6% decrease in net interest income, partially offset by an 1.4% increase in noninterest income.

Civista’s effective income tax rate for the nine months ended September 30, 2024 was 13.5% compared to 15.4% for the nine months ended September 30, 2023.

Balance Sheet

Total assets at September 30, 2024, were $4.1 billion, an increase of $200.0 million, or 5.2%, from December 31, 2023.

End of period loan and lease balances

(unaudited - dollars in thousands)
	September 30,	December 31,
	2024	2023	$ Change	% Change
Commercial and Agriculture	$304,639	$304,793	$(154)	-0.1%
Commercial Real Estate:
Owner Occupied	375,751	377,321	(1,570)	-0.4%
Non-owner Occupied	1,205,453	1,161,894	43,559	3.7%
Residential Real Estate	751,825	659,841	91,984	13.9%
Real Estate Construction	318,063	260,409	57,654	22.1%
Farm Real Estate	24,122	24,771	(649)	-2.6%
Lease financing receivable	49,453	54,642	(5,189)	-9.5%
Consumer and Other	14,640	18,057	(3,417)	-18.9%
Total Loans	$3,043,946	$2,861,728	$182,218	6.4%

Loan and lease balances increased $182.2 million, or 6.4% since December 31, 2023.

Growth was tempered in the first quarter with a diligent focus on rate and margin, and also tempered in the third quarter to focus on deposits and reduce dependency on wholesale funding.

Commercial Real Estate continued to grow due to consistent demand in the non-owner occupied category, especially in the multi-family area in the major Ohio metropolitan areas. Real Estate Construction has increased with consistent demand for more projects across the state of Ohio.

Residential Real Estate has grown primarily due to more home construction loans as we meet the demand for housing and construction financing by our customers and communities.

Deposits

Total deposits at September 30, 2024 were $3.2 billion, an increase of $238.7 million, or 8.0%, from December 31, 2023.

(unaudited - dollars in thousands)
	September 30,	December 31,
	2024	2023	$ Change	% Change
Noninterest-bearing demand	$686,316	$771,699	$(85,383)	-11.1%
Interest-bearing demand	420,333	449,449	(29,116)	-6.5%
Savings and money market	1,111,771	854,881	256,890	30.0%
Time deposits	456,973	391,809	65,164	16.6%
Brokered deposits	548,339	517,190	31,149	6.0%
Total Deposits	$3,223,732	$2,985,028	$238,704	8.0%

The $85.4 million decrease in noninterest-bearing demand deposits was primarily due to a $48.0 million decrease in noninterest-bearing business accounts and $36.8 million noninterest-bearing accounts related to the former tax refund processing program as customers migrate deposits to interest bearing accounts.

The $29.1 million decrease in interest-bearing demand deposits was primarily due to a $14.6 million decrease in interest-bearing personal accounts, a $7.5 million decrease in Jumbo NOW accounts, and a $3.7 million decrease in interest-bearing business accounts.

The $256.9 million increase in savings and money market deposits was primarily due to a $65.9 million increase in personal money market accounts, a $148.5 million increase in business money market accounts, $115.1 million increase in public funds money markets, partially offset by a $18.4 million decrease in statement savings coupled with a $7.2 million decrease in business savings accounts. Included in the growth are the $87 million of trust cash deposits brought onto the balance sheet in the third quarter, and $110 million of deposits associated with the Ohio Home Buyers Program.

The $65.2 million increase in time deposits was primarily due to a $22.7 million increase in Jumbo time certificates, a $23.5 million increase in retail time certificates, and a $23.5 million increase in time certificates over $250 thousand.

FHLB overnight advances totaled $287.0 million on September 30, 2024, down $213.5 million from $500.5 million on June 30, 2024 and down from $338.0 million on December 31, 2023. FHLB term advances totaled $1.6 million on September 30, 2024, down from $2.4 million on December 31, 2023.

Stock Repurchase Program

So far in 2024, Civista has not repurchased any shares, leaving the entire $13.5 million of the current repurchase authorization remaining. The current repurchase plan will expire in May 2025. In January, Civista liquidated 8,262 shares held by employees, at $18.38 per share, to satisfy tax obligations stemming from vesting of restricted shares.

Shareholders’ Equity

Total shareholders’ equity at September 30, 2024, totaled $394.4 million, an increase of $22.4 million from December 31, 2023. This resulted from an increase of $14.1 million in retained earnings and a reduction in accumulated other comprehensive loss of $7.6 million.

Asset Quality

Civista recorded net losses of $1.1 million for the first nine months of 2024 compared to net losses of $0.5 million for the same period of 2023. The allowance for credit losses to loans ratio was 1.36% at September 30, 2024, compared to 1.32% at June 30, 2024 and 1.30% at December 31, 2023.

Allowance for Credit Losses
(dollars in thousands)
	Nine months ended September 30,
	2024	2023
Beginning of period	$37,160	$28,511
CECL adoption adjustments	-	5,193
Charge-offs	(1,580)	(855)
Recoveries	500	320
Provision	5,188	2,111
End of period	$41,268	$35,280

Allowance for Unfunded Commitments
(dollars in thousands)
	Nine months ended September 30,
	2024	2023
Beginning of period	$3,901	$-
CECL adoption adjustments	-	3,386
Charge-offs	-	-
Recoveries	-	-
Provision	(520)	595
End of period	$3,381	$3,981

Non-performing assets at September 30, 2024 were $18.2 million, an increase of $3.1 million or 20.4%, from December 31, 2023. The non-performing assets to assets ratio was 0.46% at September 30, 2024 and 0.39% at December 31, 2023. The allowance for credit losses to non-performing loans decreased from 245.67% at December 31, 2023 to 227.36% at September 30, 2024.

(dollars in thousands)	September 30,	December 31,
	2024	2023
Non-accrual loans	$16,488	$12,467
Restructured loans	1,663	2,659
Total non-performing loans	18,151	15,126
Other Real Estate Owned	61	-
Total non-performing assets	$18,212	$15,126

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company's financial results for the third quarter of 2024 at 1:00 p.m. ET on Tuesday, October 29, 2024. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company's website, www.civb.com. Participants can also listen to the conference call by dialing 800-836-8184 and ask to be joined into the Civista Bancshares, Inc. third quarter 2024 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. An archive of the webcast will be available for one year on the Investor Relations section of the Company's website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and any additional risks identified in the Company’s subsequent Form 10-Q’s. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc., is a $4.1 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 43 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Bank also offers commercial equipment leasing services for businesses nationwide through its Civista Leasing and Finance Division (formerly Vision Financial Group, Inc.), headquartered in Pittsburgh, Pennsylvania. Civista Bancshares’ common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. Learn more at www.civb.com.

For additional information, contact:

Dennis G. Shaffer

CEO and President

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Interest income	$52,741	$46,601	$153,462	$130,660
Interest expense	23,508	15,097	68,106	35,216
Net interest income	29,233	31,504	85,356	95,444
Provision for credit losses	1,346	630	5,188	2,111
Provision for unfunded commitments	(325)	130	(520)	595
Net interest income after provision	28,212	30,744	80,688	92,738
Noninterest income	9,686	8,125	28,733	28,342
Noninterest expense	27,981	26,622	84,225	81,703
Income before taxes	9,917	12,247	25,196	39,377
Income tax expense	1,551	1,860	3,406	6,068
Net income	8,366	10,387	21,790	33,309
Preferred stock dividends	-	-	-	-
Net income available
to common shareholders	$8,366	$10,387	$21,790	$33,309

Dividends paid per common share	$0.16	$0.16	$0.48	$0.45

Earnings per common share
Basic
Net income	$8,366	$10,387	$21,790	$33,309
Less allocation of earnings and
dividends to participating securities	177	389	455	1,220
Net income available to common
shareholders - basic	$8,189	$9,998	$21,335	$32,089
Weighted average common shares outstanding	15,736,966	15,735,007	15,720,714	15,747,648
Less average participating securities	332,531	588,715	328,447	576,902
Weighted average number of shares outstanding
used to calculate basic earnings per share	15,404,435	15,146,292	15,392,267	15,170,746

Earnings per common share
Basic	$0.53	$0.66	$1.39	$2.12
Diluted	0.53	0.66	1.39	2.12

Selected financial ratios:
Return on average assets	0.83%	1.12%	0.74%	1.24%
Return on average equity	8.73%	11.83%	7.81%	12.88%
Dividend payout ratio	30.10%	24.24%	34.63%	21.27%
Net interest margin (tax equivalent)	3.19%	3.69%	3.16%	3.88%

Selected Balance Sheet Items
(Dollars in thousands, except share and per share amounts)

	September 30,	December 31,
	2024	2023
	(unaudited)	(unaudited)

Cash and due from financial institutions	$74,662	$60,406
Investment in time deposits	1,450	1,225
Investment securities	629,113	620,441
Loans held for sale	8,299	1,725
Loans	3,043,946	2,861,728
Less: allowance for credit losses	(41,268)	(37,160)
Net loans	3,002,678	2,824,568
Other securities	32,633	29,998
Premises and equipment, net	49,967	56,769
Goodwill and other intangibles	133,829	135,028
Bank owned life insurance	62,912	61,335
Other assets	65,880	69,923
Total assets	$4,061,423	$3,861,418

Total deposits	$3,223,732	$2,985,028
Federal Home Loan Bank advances - short term	287,047	338,000
Federal Home Loan Bank advances - long term	1,598	2,392
Subordinated debentures	104,067	103,943
Other borrowings	-	9,859
Accrued expenses and other liabilities	50,541	50,194
Total shareholders' equity	394,438	372,002
Total liabilities and shareholders' equity	$4,061,423	$3,861,418

Shares outstanding at period end	15,736,528	15,695,424

Book value per share	$25.07	$23.70
Equity to asset ratio	9.71%	9.63%

Selected asset quality ratios:
Allowance for credit losses to total loans	1.36%	1.30%
Non-performing assets to total assets	0.45%	0.39%
Allowance for credit losses to non-performing loans	227.36%	245.67%

Non-performing asset analysis
Nonaccrual loans	$16,488	$12,467
Troubled debt restructurings	1,663	2,659
Other real estate owned	61	-
Total	$18,212	$15,126

Supplemental Financial Information
(Unaudited - dollars in thousands except share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
End of Period Balances	2024	2024	2024	2023	2023

Assets
Cash and due from banks	$74,662	$55,760	$50,310	$60,406	$50,316
Investment in time deposits	1,450	1,450	1,450	1,225	1,472
Investment securities	629,113	611,866	608,277	620,441	595,508
Loans held for sale	8,299	5,369	3,716	1,725	1,589
Loans and leases	3,043,946	3,014,996	2,898,139	2,861,728	2,759,771
Allowance for credit losses	(41,268)	(39,919)	(38,849)	(37,160)	(35,280)
Net Loans	3,002,678	2,975,077	2,859,290	2,824,568	2,724,491
Other securities	32,633	37,615	31,360	29,998	34,224
Premises and equipment, net	49,967	52,142	54,280	56,769	58,989
Goodwill and other intangibles	133,829	134,227	134,618	135,028	134,998
Bank owned life insurance	62,912	63,367	61,685	61,335	54,053
Other assets	65,880	75,041	75,272	69,923	82,157
Total Assets	$4,061,423	$4,011,914	$3,880,258	$3,861,418	$3,737,797

Liabilities
Total deposits	$3,223,732	$2,977,616	$2,980,695	$2,985,028	$2,795,743
Federal Home Loan Bank advances - short term	$287,047	500,500	368,500	338,000	431,500
Federal Home Loan Bank advances - long term	$1,598	1,841	2,211	2,392	2,573
Securities sold under agreement to repurchase	-	-	-	-	-
Subordinated debentures	104,067	104,026	103,984	103,943	103,921
Other borrowings	-	7,156	8,105	9,859	10,964
Secured borrowings	-	-	-	-	4,881
Securities purchased payable	-	-	-	-	1,755
Tax refunds in process	-	-	-	2,885	493
Accrued expenses and other liabilities	50,541	46,967	47,104	47,309	53,222
Total liabilities	3,666,985	3,638,106	3,510,599	3,489,416	3,405,052

Shareholders' Equity
Preferred shares, Series B	-	-	-	-	-
Common shares	311,901	311,529	311,352	311,166	310,975
Retained earnings	198,034	192,186	187,638	183,788	176,644
Treasury shares	(75,586)	(75,574)	(75,574)	(75,422)	(75,412)
Accumulated other comprehensive loss	(39,911)	(54,333)	(53,757)	(47,530)	(79,462)
Total shareholders' equity	394,438	373,808	369,659	372,002	332,745

Total Liabilities and Shareholders' Equity	$4,061,423	$4,011,914	$3,880,258	$3,861,418	$3,737,797

Supplemental Financial Information
(Unaudited - dollars in thousands except share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
Quarterly Average Balances	2024	2024	2024	2023	2023
Assets:
Earning assets	$3,705,866	$3,619,809	$3,552,552	$3,449,344	$3,443,226
Securities	654,838	639,625	646,203	645,202	645,202
Loans	3,031,884	2,964,377	2,880,031	2,805,995	2,742,736
Liabilities and Shareholders' Equity
Total deposits	$3,092,583	$2,969,380	$2,998,150	$2,977,802	$2,946,849
Interest-bearing deposits	2,405,219	2,266,334	2,285,667	2,163,160	1,966,014
Other interest-bearing liabilities	493,759	546,700	431,919	383,877	178,614
Total shareholders' equity	381,392	365,784	370,452	337,866	348,209

Supplemental Financial Information
(Unaudited - dollars in thousands except share data)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
Income statement	2024	2024	2024	2023	2023

Total interest and dividend income	$52,741	$50,593	$50,128	$48,599	$46,601
Total interest expense	23,508	22,842	21,756	18,547	15,097
Net interest income	29,233	27,751	28,372	30,052	31,504
Provision for credit losses	1,346	1,800	2,042	2,325	630
Provision for unfunded commitments	(325)	(145)	(50)	(80)	130
Noninterest income	9,686	10,543	8,504	8,823	8,125
Noninterest expense	27,981	28,555	27,689	25,393	26,622
Income before taxes	9,917	8,084	7,195	11,237	12,247
Income tax expense	1,551	1,020	835	1,582	1,860
Net income	$8,366	$7,064	$6,360	$9,655	$10,387
Preferred stock dividends	-	-	-	-	-
Net income available to
common shareholders	$8,366	$7,064	$6,360	$9,655	$10,387

Per share data

Earnings per common share
Basic
Net income	$8,366	$7,064	$6,360	$9,655	$10,387
Less allocation of earnings and
dividends to participating securities	177	153	126	362	389
Net income available to common
shareholders - basic	$8,189	$6,911	$6,234	$9,293	$9,998

Weighted average common shares outstanding	15,736,966	15,729,049	15,695,963	15,695,978	15,735,007
Less average participating securities	332,531	341,567	311,199	588,625	588,715
Weighted average number of shares outstanding
used to calculate basic earnings per share	15,404,435	15,387,482	15,384,764	15,107,353	15,146,292

Earnings per common share
Basic	$0.53	$0.45	$0.41	$0.62	$0.66
Diluted	$0.53	$0.45	0.41	0.62	0.66

Common shares dividend paid	$2,518	$2,516	$2,510	$2,511	$2,521

Dividends paid per common share	0.16	0.16	0.16	0.16	0.16

Supplemental Financial Information
(Unaudited - dollars in thousands except share data)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
Asset quality	2024	2024	2024	2023	2023

Allowance for credit losses:
Beginning of period	$39,919	$38,849	$37,160	$35,280	$35,251
Charge-offs	(42)	(887)	(651)	(577)	(666)
Recoveries	45	157	298	132	65
Provision	1,346	1,800	2,042	2,325	630
End of period	$41,268	$39,919	$38,849	$37,160	$35,280

Allowance for unfunded commitments:
Beginning of period	$3,706	$3,851	$3,901	$3,981	$3,851
Charge-offs	-	-	-	-	-
Recoveries	-	-	-	-	-
Provision	(325)	(145)	(50)	(80)	130
End of period	$3,381	$3,706	$3,851	$3,901	$3,981

Ratios
Allowance to total loans	1.36%	1.32%	1.34%	1.30%	1.28%
Allowance to nonperforming assets	226.60%	233.47%	247.06%	245.66%	308.52%
Allowance to nonperforming loans	227.36%	233.47%	247.06%	245.66%	308.52%

Nonperforming assets
Nonperforming loans	$18,151	$17,098	$15,725	$15,126	$11,435
Other real estate owned	61	-	-	-	-
Total nonperforming assets	$18,212	$17,098	$15,725	$15,126	$11,435

Capital and liquidity
Tier 1 leverage ratio	8.45%	8.59%	8.62%	8.75%	8.73%
Tier 1 risk-based capital ratio	10.29%	10.63%	10.81%	10.72%	10.82%
Total risk-based capital ratio	13.81%	14.28%	14.53%	14.45%	14.60%
Tangible common equity ratio (1)	6.64%	6.19%	6.28%	6.36%	5.49%

(1) See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures
(Unaudited - dollars in thousands except share data)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023

Tangible Common Equity
Total Shareholder's Equity - GAAP	$394,438	$373,808	$369,659	$372,002	$332,745
Less: Preferred Equity	-	-	-	-	-
Less: Goodwill and intangible assets	133,829	133,785	134,618	135,028	134,998
Tangible common equity (Non-GAAP)	$260,609	$240,023	$235,041	$236,974	$197,747

Total Shares Outstanding	15,736,528	15,737,222	15,727,013	15,695,424	15,695,997

Tangible book value per share	$16.56	$15.25	$14.95	$15.10	$12.60

Tangible Assets
Total Assets - GAAP	$4,061,423	$4,011,914	$3,880,258	$3,861,418	$3,737,797
Less: Goodwill and intangible assets	133,829	133,785	134,618	135,028	134,998
Tangible assets (Non-GAAP)	$3,927,594	$3,878,129	$3,745,640	$3,726,390	$3,602,799

Tangible common equity to tangible assets	6.64%	6.19%	6.28%	6.36%	5.49%

Reconciliation of Non-GAAP Financial Measures
(Unaudited - dollars in thousands except share data)

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
Efficiency ratio (non-GAAP):	2024	2023	2024	2023

Noninterest expense (GAAP)	27,981	26,622	84,225	81,703
Less: Amortization of intangible assets expense	363	398	1,121	1,195
Less: Acquisition related expenses	-	-	-	-
Noninterest expense (non-GAAP)	27,618	26,224	83,104	80,508

Net interest income (GAAP)	29,233	31,504	85,356	95,444
Plus: Taxable equivalent adjustment	630	621	1,892	1,841
Noninterest income (GAAP)	9,686	8,125	28,733	28,342
Less: Net gains (losses) on equity securities	223	69	156	(169)
Net interest income (FTE) plus noninterest income (non-GAAP)	39,326	40,181	115,825	125,796

Efficiency ratio (non-GAAP)	70.2%	65.3%	71.7%	64.0%